Exhibit 99

Press Release

October 29, 2010

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RESULTS FOR 3rd QUARTER AND FIRST NINE MONTHS OF 2010

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank, reports net income available to common shareholders of $3.4 million or $0.19 per share for the third quarter compared to $1.3 million or $0.08 per share for the same quarter last year.

“We continued to see improvement in the third quarter. Of particular note is a decline in our nonperforming assets to $37 million from $53 million at the beginning of the year,” said President and Chief Executive Officer Dave Nelson. “We are very pleased with the progress this quarter.”

“Managing credit quality continues to be our number one priority. We need to see continued progress in lowering our nonperforming assets,” said Nelson. “But there is no question we are operating from a position of strength and are looking to expand current business relationships as well as add new ones. Our capital ratios grew stronger in the third quarter and are well above regulatory requirements to be considered well-capitalized.”

The net interest margin improved significantly during the third quarter. This was expected due to the transfer of the SmartyPig® deposits to another bank, which was completed at the end of July. Total loans outstanding declined $35 million during the third quarter. “We continue to see reasonable activity in the form of new loan requests, but it is not enough to offset normal run-off in the portfolio due to payoffs and scheduled payments,” stated Mr. Nelson.

West Bank's total deposits declined by $241 million during the third quarter largely due to the transfer of the SmartyPig® deposits.

West Bank continues to aggressively provide for loan loss reserves. The allowance for loan losses as a percentage of loans outstanding as of September 30, 2010, was 2.06 percent. This is down slightly from 2.19 percent at June 30, 2010, but remains at a level management believes is adequate to absorb the losses inherent in the loan portfolio, although the economic environment will continue to be a significant determinant of future loan losses. West Bank charged off $4.4 million in loans during the quarter, but $1.8 million of those charge-offs had been specifically reserved in prior quarters. “Information seems to be mixed regarding the direction of the economy. We continue to be prudent and cautious,” added Nelson.

The results for the third quarter included a provision for loan losses of $2.0 million. During the third quarter, total nonperforming assets declined by $12.8 million to $37.4 million. Within the specific categories of nonperforming assets, troubled debt restructured loans declined by $7.1 million and other real estate owned shrank by $4.9 million due to net sales. “This is our lowest level of nonperforming assets since December 31, 2008,” commented Mr. Nelson.

For the first nine months of 2010, net income available to common shareholders was $8.2 million compared to a net loss of ($19.1) million for the first nine months of 2009. Net income per common share for the first nine months of 2010 was $0.47 compared to a loss per common share of ($1.10) for the first nine months of 2009.

At its quarterly meeting on October 27, 2010, the Board of Directors of the Company voted to forgo a quarterly dividend on its common stock. The Company will pay its quarterly preferred stock dividend of $450,000 to the Treasury Department on November 15, 2010. Due to the continued profitability of the Company and the downward trend in nonperforming assets, the Board of Directors is evaluating alternatives for the repayment of the preferred stock issued to the Treasury Department and planning for the resumption of a dividend payment to common shareholders. At this time it is not possible to predict the exact timing of either of these events.

The Company and West Bank continue to be well-capitalized under all regulatory measures. The following are the regulatory capital ratios as of September 30, 2010:

	Requirements to Be Well-Capitalized		Actual
(in thousands)	Amount	Ratio	Amount	Ratio
As of September 30, 2010:
Total Capital (to Risk-Weighted Assets)
Consolidated	n/a	n/a	$177,328	16.5%
West Bank	$105,815	10.0%	162,856	15.4%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	n/a	n/a	163,854	15.3%
West Bank	63,489	6.0%	149,557	14.1%

Tier I Capital (to Average Assets)
Consolidated	n/a	n/a	163,854	10.8%
West Bank	75,812	5.0%	149,557	9.9%

The Company filed its third quarter Form 10-Q with the Securities and Exchange Commission today. Please refer to it for a more in-depth analysis of our results. It is available on the Investor Relations section of the Company's website at www.westbankiowa.com.

The Company will discuss its results for the third quarter and first nine months of 2010 during a conference call scheduled for 2:00 p.m. Central Time today, Friday, October 29, 2010. The telephone number for the conference call is 800-860-2442. A recording of the call will be available until November 29, 2010, at 877-344-7529, pass code: 436693.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area.

The information contained in this report may contain forward-looking statements about the Company's growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio, and capital ratios. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by, or that include the words “believes,” “expects,” “intends,” “should,” “anticipates,” or similar references or references to estimates or predictions. Such forward-looking statements are based upon certain underlying assumptions, risks, and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission, the United States Department of the Treasury, the Federal Deposit Insurance Corporation, the Federal Reserve Board, and/or the Iowa Division of Banking; changes in the Treasury's Capital Purchase Program; and customers' acceptance of the Company's products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF CONDITION	September 30, 2010	September 30, 2009
Assets
Cash and due from banks	$32,979	$28,631
Short-term investments	55,608	123,685
Securities	269,835	222,526
Loans held for sale	3,167	1,152
Loans	926,465	1,062,333
Allowance for loan losses	(19,085)	(19,658)
Loans, net	907,380	1,042,675
Bank-owned life insurance	25,190	25,186
Other real estate owned	19,740	18,089
Other assets	35,252	37,667
Total assets	$1,349,151	$1,499,611

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$234,120	$201,813
Interest-bearing:
Demand	160,155	164,092
Savings	259,104	380,497
Time of $100,000 or more	268,531	206,167
Other Time	112,292	208,579
Total deposits	1,034,202	1,161,148
Short-term borrowings	37,178	50,304
Long-term borrowings	125,619	145,619
Other liabilities	6,971	10,162
Stockholders' equity	145,181	132,378
Total liabilities and stockholders' equity	$1,349,151	$1,499,611

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income (Loss)	Dividends	High	Low
2010
1st quarter	$0.16	$—	$6.64	$4.80
2nd quarter	0.12	—	9.04	6.32
3rd quarter	0.19	—	7.28	5.51

2009
1st quarter	$0.14	$0.08	$12.40	$4.36
2nd quarter	(1.32)	0.01	9.50	5.00
3rd quarter	0.08	—	6.38	4.61
4th quarter	0.13	—	5.50	4.28
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown, or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended		Nine months ended
	September 30,		September 30,
CONSOLIDATED STATEMENTS OF OPERATIONS	2010	2009	2010	2009
Interest income
Loans	$13,285	$14,914	$40,516	$45,038
Securities	1,783	2,229	5,735	6,027
Other	116	73	446	384
Total interest income	15,184	17,216	46,697	51,449
Interest expense
Deposits	3,034	4,672	11,047	15,242
Short-term borrowings	52	65	170	240
Long-term borrowings	1,401	1,706	4,386	5,062
Total interest expense	4,487	6,443	15,603	20,544
Net interest income	10,697	10,773	31,094	30,905
Provision for loan losses	2,000	3,000	5,400	21,500
Net interest income after provision for loan losses	8,697	7,773	25,694	9,405
Noninterest income
Service charges on deposit accounts	867	1,078	2,525	3,120
Debit card usage fees	338	296	994	825
Service fee from SmartyPig, LLC	253	—	1,314	—
Trust services	210	222	616	581
Gains and fees on sales of residential mortgages	571	324	1,044	859
Increase in cash value of bank-owned life insurance	220	199	664	562
Gain from bank-owned life insurance	420	—	420	840
Other income	228	232	721	734
Total noninterest income	3,107	2,351	8,298	7,521
Investment securities gains (losses), net
Total other than temporary impairment losses	(117)	(986)	(305)	(3,414)
Portion of loss recognized in other comprehensive
income (loss) before taxes	—	159	—	897
Net impairment losses recognized in earnings	(117)	(827)	(305)	(2,517)
Realized securities gains, net	16	507	53	1,960
Investment securities (losses), net	(101)	(320)	(252)	(557)
Noninterest expense
Salaries and employee benefits	2,813	2,294	8,180	7,494
Occupancy	806	794	2,403	2,637
Data processing	464	455	1,366	1,312
FDIC insurance expense	835	531	2,280	2,267
Other real estate owned expense	(3)	90	657	215
Professional fees	230	313	704	804
Miscellaneous losses	220	27	1,208	59
Goodwill impairment	—	—	—	13,376
Other expense	1,216	1,404	3,545	4,042
Total noninterest expense	6,581	5,908	20,343	32,206

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Income (loss) before income taxes	$5,122	$3,896	$13,397	$(15,837)
Income taxes (benefits)	1,181	906	3,514	(8,021)
Income (loss) from continuing operations	3,941	2,990	9,883	(7,816)

Loss from discontinued operations before income taxes	—	(1,048)	—	(10,394)
Income taxes (benefits)	—	37	—	(777)
Loss from discontinued operations	—	(1,085)	—	(9,617)
Net income (loss)	3,941	1,905	9,883	(17,433)
Preferred stock dividends and accretion of discount	(572)	(571)	(1,713)	(1,708)
Net income (loss) available to common stockholders	$3,369	$1,334	$8,170	$(19,141)

SUPPLEMENTAL INFORMATION
Income (loss) from continuing operations	$3,941	$2,990	$9,883	$(7,816)
Preferred stock dividends and accretion of discount	(572)	(571)	(1,713)	(1,708)
Net income (loss) from continuing operations
available to common stockholders	$3,369	$2,419	$8,170	$(9,524)

PERFORMANCE HIGHLIGHTS
Return on average equity	10.89%	5.74%	9.50%	(16.01)%
Return on average assets	1.03%	0.49%	0.82%	(1.44)%
Net interest margin	3.14%	3.11%	2.92%	2.86%
Efficiency ratio	45.84%	42.84%	49.42%	46.63%